Exhibit 16.1

January 23, 2017

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

We have read the statements under Item 4.01 on Form 8-K of Banyan Rail Services Inc. to be filed with the United States Securities and Exchange Commission on or about January 24, 2017. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

/s/ Daszkal Bolton LLP

Boca Raton, Florida